Exhibit 10.78

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of January 31, 2022 (the "Effective Date"), by and between **FIDELITY NATIONAL INFORMATION SERVICES, INC.,** a Georgia corporation ("FIS" or the "Company"), and **Denise Williams** (the "Employee") and amends that certain Employment Agreement dated February 1, 2018 (as previously amended, the "Agreement"). Unless expressly amended herein, the terms of the Agreement remain in full force and effect. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Section 10(a)(iv) is deleted and the following is inserted in lieu thereof:

"(iv) Subject to Section 26(b) hereof, all stock options, restricted stock units, performance stock units and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become vested and/or payable in accordance with the terms of, and dates specified in, the applicable grant agreements (including the achievement of any stated performance metrics for a given performance period), subject to and contingent upon Employee's continued compliance with the non-competition and non-solicitation covenants in the respective grant agreements and Section 13 of the Agreement."

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: ______________________
Its: Corporate Executive Vice President, Chief Legal Officer

DENISE WILLIAMS

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